Exhibit 99.1

W&T Offshore Announces First Quarter and Full Year 2021 Results

HOUSTON, May 4, 2021 – W&T Offshore, Inc. (NYSE: WTI) (“W&T” or the “Company”) today reported operational and financial results for the first quarter 2021.

Key highlights included:

●

Produced 39,657 barrels of oil equivalent per day (“Boe/d”), or 3.6 million Boe (50% liquids), in the first quarter of 2021, above the midpoint of W&T’s guidance range and reflecting a 4% increase from the fourth quarter of 2020;

●	Reported net loss of $0.7 million or $0.01 per share and Adjusted Net Income of $15.9 million or $0.11 per share in the first quarter of 2021;

●	Generated significant Adjusted EBITDA of $57.6 million for the first quarter of 2021, up 63% from $35.3 million in the fourth quarter of 2020;

●	Recorded strong net cash provided by operating activities of $45.0 million in the first quarter;

●	Increased Free Cash Flow to $40.0 million in the first quarter of 2021, an increase of 182% from $14.2 million in the fourth quarter of 2020;

●	Remained focused on controlling expenses and reported first quarter 2021 lease operating expense (“LOE”) and general and administrative (“G&A”) costs at the low end or below W&T’s guidance ranges; and

●	Issued W&T’s inaugural Environmental, Social and Governance (“ESG”) report which is now available on the Company’s web site.

Tracy W. Krohn, W&T's Chairman and Chief Executive Officer, stated, “We had a good first quarter with our operational and financial results and believe that the improved commodity price environment and our commitment to expanding margins will lead to a very good year for us in 2021. Operationally we exceeded guidance in several areas. We were above the midpoint in production, below the midpoint in LOE and below the low end of guidance for G&A. Our strong operational performance coupled with higher commodity pricing led to a 182% increase in Free Cash Flow and a 63% increase in Adjusted EBITDA compared to the fourth quarter of 2020. The efforts we made in 2020 to reduce costs, maintain production and pay down debt are paying off. Additionally, in the first quarter of 2021 we continued to pay down our debt and increase our liquidity position. We have remained true to our strategic vision that has guided us for nearly 40 years to maximize the value of our premier assets that have strong, stable production and generate solid free cash flow.”

“While I am pleased with our results, I am equally proud of our inaugural ESG report that we released in March. We founded W&T with core values centered around safely and sustainably operating our assets and this has guided our success and provided the foundation for W&T to grow into a trusted operator. We have empowered our management to allocate resources and tools necessary to create a working environment focused on accomplishing our ESG objectives and believe that it is every employee’s responsibility to ensure that we operate with the highest regards toward ESG.”

“As we look to the remainder of 2021, we will continue to prioritize operational excellence and free cash flow generation. We have grown W&T through the right combination of attractive property acquisitions, methodical integration and exploitation of those acquisitions, and successful development and exploratory drilling on our legacy fields.  We believe that market conditions in the Gulf remain very favorable for accretive acquisitions.  Our improved balance sheet and strong cash flow generation have positioned W&T to actively pursue these opportunities. We also have favorable drilling opportunities within our legacy fields that we plan to drill or complete in the second half of 2021. With our 34% equity stake in W&T, our management team’s interests are highly aligned with those of our shareholders, which ensures that we are doing what is best for the near-term and long-term profitability of W&T,” concluded Mr. Krohn.

For the first quarter of 2021, W&T reported a net loss of $0.7 million, or $0.01 per share.  Primarily excluding a $16.3 million unrealized commodity derivative loss, the Company’s Adjusted Net Income was $15.9 million, or $0.11 per share. In the first quarter of 2020, W&T reported net income of $66.0 million, or $0.46 per share, which included a $52.5 million unrealized commodity derivative gain, an $18.5 million non-cash gain on debt transaction, and $6.5 million in non-cash deferred tax expense. Adjusted Net Income for the first quarter of 2020 was $5.8 million, or $0.04 per share. In the fourth quarter of 2020, net loss was $8.9 million, or $0.06 per share, which included an $11.5 million unrealized commodity derivative loss, a $6.9 million non-cash tax benefit, and a $2.7 million credit related to a settlement with the U.S. Bureau of Safety and Environmental Enforcement (“BSEE”). For that same period, Adjusted Net Loss was $6.7 million or $0.05 per share.

Adjusted EBITDA for the first quarter of 2021 totaled $57.6 million, an increase of 63% compared to $35.3 million in the fourth quarter of 2020 primarily due to higher commodity prices and increased production volumes.  First quarter 2021 Adjusted EBITDA declined 7% from $62.1 million in the first quarter of 2020 primarily due to lower production volumes partially offset by higher prices and lower operating expenses, as well as the impact from derivatives that went from a realized gain in the first quarter of 2020 to a realized loss in the first quarter of 2021.

Free Cash Flow for the first quarter of 2021 totaled $40.0 million, an increase of 182% compared with $14.2 million in the fourth quarter of 2020, and an increase of 14% compared with $35.1 million in the first quarter of 2020.

Adjusted Net (Loss) Income, Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures, which are described in more detail and reconciled to the most comparable GAAP measures in the attached tables below under “Non-GAAP Information.”

Production, Prices and Revenues: Production for the first quarter of 2021 was 39,657 Boe/d or 3.6 MMBoe, an increase of 4% compared to 38,261 Boe/d in the fourth quarter of 2020 and down 26% versus 53,553 Boe/d in the first quarter of 2020.  Production for the first quarter of 2021 was above the midpoint of guidance due to better runtime efficiency despite downtime in February associated with the winter storms.  First quarter 2021 production was comprised of 1.4 million barrels (“MMBbls”) of oil, 0.4 MMBbls of natural gas liquids (“NGLs”) and 10.8 billion cubic feet (“Bcf”) of natural gas.  Liquids production comprised 50% of total production in the first quarter of 2021.

For the first quarter of 2021, W&T’s average realized crude oil sales price was $56.73 per barrel. The Company’s realized NGL sales price was $23.88 per barrel and its realized natural gas sales price was $3.35 per Mcf.  The Company’s combined average realized sales price for the quarter was $34.66 per Boe, which represents a 35% increase from $25.63 per Boe that was realized in the fourth quarter of 2020 and an increase of 40% compared to $24.71 per Boe in the first quarter of 2020.

Revenues for the first quarter of 2021 increased 33% to $125.6 million compared to $94.7 million in the fourth quarter of 2020, and increased slightly compared to $124.1 million in the first quarter of 2020.  The quarter-over-quarter increase was driven primarily by increased realized commodity prices.  The year-over-year increase was driven by improved commodity prices, but was significantly offset by lower production.

Lease Operating Expenses: LOE, which includes base lease operating expenses, insurance premiums, workovers and facilities maintenance was $42.4 million in the first quarter of 2021 compared to $43.3 million in the fourth quarter of 2020 and $54.8 million in the first quarter of 2020.  On a component basis for the first quarter of 2021, base lease operating expenses plus insurance premiums were $37.1 million, workovers were $0.3 million and facilities maintenance and repairs expenses were $5.0 million. The large year-over-year decline was primarily related to successful proactive cost reduction measures, reduced expenses from certain fields no longer on production, the deferral of some facility projects, and a smaller number of workovers undertaken.  On a unit of production basis, LOE was $11.87 per Boe in the first quarter of 2021, down 4% from $12.31 per Boe in the fourth quarter of 2020, and up 6% from $11.24 per Boe in the first quarter of 2020. Despite lower year-over-year expenses, LOE per Boe increased due to the decrease in production volumes.

Gathering, Transportation Costs and Production Taxes: Gathering, transportation costs and production taxes totaled $6.3 million, or $1.77 per Boe in the first quarter of 2021, compared to $5.3 million, or $1.51 per Boe in the fourth quarter of 2020, and $6.4 million, or $1.31 per Boe in the first quarter of 2020. Gathering and transportation costs declined from the year ago period due to lower production volumes, however first quarter 2021 production taxes increased compared to the fourth quarter and first quarter of 2020 due to higher realized natural gas prices.

Depreciation, Depletion, Amortization and Accretion (“DD&A”):  DD&A, including accretion for asset retirement obligations, was $7.46 per Boe of production for the first quarter of 2021 compared to $7.54 per Boe for the fourth quarter of 2020 and $8.03 per Boe for the first quarter of 2020. DD&A per Boe in the first quarter of 2021 declined slightly from the fourth quarter of 2020 due to a modest reduction in net capital spending.  The DD&A rate in the first quarter of 2021 declined $0.57 per Boe from the first quarter of 2020 primarily due to a decline in the depreciable base as a result of reduced capital spending over the past year compared to a relatively small change in proved reserves over the same period.

General and Administrative Expenses (“G&A”):  G&A was $10.7 million for the first quarter of 2021, compared to $7.7 million in the fourth quarter of 2020 and $14.0 million for the first quarter of 2020. The fourth quarter of 2020 benefitted from a $2.7 million credit related to a settlement with BSEE that resolved certain pending civil penalties issued by BSEE.  The decline in year-over-year G&A cost was driven primarily by lower incentive compensation and payroll expenses, and an employee retention credit.  On a unit of production basis, G&A was $3.00 per Boe in the first quarter of 2021, $2.18 per Boe in the fourth quarter of 2020, and $2.87 per Boe in the first quarter of 2020.

Derivative (Gain) Loss:  In the first quarter of 2021, W&T recorded a net loss of $24.6 million on its outstanding commodity derivative contracts, of which $16.3 million was an unrealized commodity derivative loss.  This compared to a net loss of $11.5 million in the fourth quarter of 2020 substantially all of which was an unrealized commodity derivative loss and a net gain of $61.9 million in the first quarter of 2020 of which $52.5 million was an unrealized commodity derivative gain.

A listing of the Company’s current outstanding derivative positions is included in the tables below as well as in the Investor Relations section of W&T’s web site under the “Financial Info” tab.

Interest Expense: Interest expense, as reported in the income statement, in the first quarter of 2021 was $15.0 million compared with $15.4 million in the fourth quarter of 2020 and $17.1 million in the first quarter of 2020. The reduction in expense from the prior year relates primarily to reduced interest costs following the reduction of $72.5 million in principal of W&T’s 9.75% Senior Secured Second Lien Notes in early 2020.

Income Tax:  W&T recorded an income tax benefit of $0.2 million in the first quarter of 2021 compared to an income tax benefit of $6.9 million in the fourth quarter of 2020 and an income tax expense of $6.5 million in the first quarter of 2020. For the three months ended March 31, 2021, W&T’s income tax benefit differed from the statutory Federal tax rate primarily by the impact of state income taxes. For the three months ended March 31, 2020, the Company’s effective tax rate primarily differed from the statutory Federal tax rate for adjustments recorded related to the enactment of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) on March 27, 2020.  W&T’s effective tax rate was 21.4% for the three months ended March 31, 2021 and 9.0% for the three months ended March 31, 2020.

As of March 31, 2021, W&T’s deferred tax valuation allowance was $22.0 million. The Company continually evaluates the need to maintain a valuation allowance on its deferred tax assets. Any future reduction of a portion or all of the valuation allowance would result in a non-cash income tax benefit in the period the decision occurs. W&T is not currently forecasting any cash income tax expense for the near-term.

Balance Sheet, Cash Flow and Liquidity: Net cash provided by operating activities for the three months ended March 31, 2021 was $45.0 million. Total liquidity on March 31, 2021 was $191.0 million, consisting of cash and cash equivalents of $53.4 million and $137.6 million of availability under W&T’s revolving bank credit facility. In the first quarter 2021, W&T paid down its revolving credit facility by $32.0 million from $80 million with a portion of its free cash flow. Currently, total long-term debt, including $48.0 million in revolving credit facility borrowings, is $593.8 million net of unamortized debt issuance costs.

In January 2021, W&T’s bank group completed its regularly scheduled semi-annual borrowing base redetermination and the borrowing base was set at $190 million. The next regularly scheduled redetermination is in late spring of 2021.  W&T is currently in compliance with all applicable covenants of the Credit Agreement and the Senior Secured Second Lien Notes indenture.

Capital Expenditures:  Per the Statement of Cash Flows, capital expenditures in the first quarter of 2021, excluding changes in working capital associated with investing activities, were $1.6 million. As previously disclosed, W&T’s 2021 estimated capital budget of $30 million to $60 million (excluding potential acquisitions) is weighted toward the second half of 2021.

Environmental, Social and Governance (“ESG”) Commentary and COVID-19 Response

W&T issued its 2020 initial corporate ESG report in March 2021. The report has an in-depth review of W&T’s ESG initiatives as well as related key performance indicators. In the creation of its inaugural report, the Company consulted the Sustainability Accounting Standards Board’s (“SASB”) Oil and Gas Exploration and Production Sustainability Accounting Standard, the recommendations of the Task Force on Climate-related Financial Disclosures (“TCFD”), and other reporting guidance from industry frameworks and standards.

W&T is committed to the health and safety of all its employees and contractors and has taken steps to ensure their continued safety in its response to the COVID-19 pandemic. At its corporate office, W&T instituted 100% remote work on March 23, 2020, and subsequently reopened its offices and implemented actions to protect employees including temperature checks, mask wearing, and social distancing.

For its field operations, the Company instituted screening, which includes a questionnaire and temperature check, of all personnel prior to entry into heliports and shorebases as well as its Alabama gas treatment plant. The Company conducts daily temperature screenings at all offshore facilities, implemented procedures for distancing and hygiene at its field locations, and provides COVID-19 testing for field project crews.

W&T will continue to monitor the COVID-19 situation and follow the advice of government and health advisors.

OPERATIONS UPDATE

W&T successfully drilled one well at East Cameron 338/349 in the first quarter of 2020, the Cota well, which is in over 290 feet of water and was drilled to a total depth of over 6,000 feet and encountered approximately 100 feet of net oil pay. The well remains in the development phase of the project, with initial production expected in the latter part of 2021. The Company has an initial 30% working interest in the Cota well but the interest will increase to 38.4% once the well is brought online and certain performance thresholds are met.  W&T did not initiate new drilling activity in the first quarter of 2021 as it plans for its capital investment program to be weighted toward the second half of 2021.

Well Recompletions and Workovers:  During the first quarter of 2021, the Company performed one recompletion and one workover that in total added approximately 400 net Boe/d to production.  W&T currently plans to continue to perform recompletions and workovers that meet economic thresholds.

Consolidation of Onshore Natural Gas Treatment Plants Supporting Mobile Bay Assets: In January 2021, the Company completed the consolidation of its two onshore natural gas treatment facilities that service the Mobile Bay area into the Onshore Treating Facility (“OTF”) which was acquired in 2019 from ExxonMobil, and closed its Yellowhammer treatment facility. The OTF has more than sufficient capacity to meet W&T’s current and expected needs as it further develops its Mobile Bay and regional natural gas assets in the future. The consolidation of the facilities is expected to result in savings of approximately $5 million per year beginning in 2021.

Second Quarter and Full Year 2021 Production and Expense Guidance

The guidance for the second quarter and full year 2021 in the table below represents the Company's current best estimate of the range of likely future results. Guidance could be affected by the factors described below in "Forward-Looking Statements".

	Second Quarter	Full Year
Production	2021	2021

Oil (MMBbls)	1.26 - 1.39	4.97 - 5.57

NGL's (MMBbls)	0.37 - 0.41	1.47 - 1.63

Natural Gas (Bcf)	11.0 - 12.2	44.9 - 49.0

Total (MMBoe)	3.5 - 3.8	13.8 - 15.4

Total (Boe/d)	38,500 - 42,500	38,000 - 42,000

Operating Expenses	Second Quarter	Full Year
($ in millions)	2021	2021

Lease operating expenses	$44 - $48	$158 - $174

Gathering, transportation & production taxes	$5.4 - $5.9	$23 - $25

General and administrative	$13.9 - $15.4	$49 - $54

Current income tax expense rate	0%	0%

Conference Call Information:  W&T will hold a conference call to discuss its financial and operational results on Wednesday May 5, 2021, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time).  Interested parties may participate by dialing (844) 739-3797.  International parties may dial (412) 317-5713.  Participants should request to connect to the “W&T Offshore Conference Call.”  This call will also be webcast and available on W&T’s website at www.wtoffshore.com under “Investors”.  An audio replay will be available on the Company’s website following the call.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration and development. The Company currently has working interests in 42 producing fields in federal and state waters and has under lease approximately 709,000 gross acres, including approximately 500,000 gross acres on the Gulf of Mexico Shelf and approximately 209,000 gross acres in the Gulf of Mexico deepwater. A majority of the Company’s daily production is derived from wells it operates. For more information on W&T, please visit the Company’s website at www.wtoffshore.com.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore’s Annual Report on Form 10-K for the year ended December 31, 2020 and subsequent Form 10-Q reports found at www.sec.gov or at our website at www.wtoffshore.com under the Investor Relations section. Investors are urged to consider closely the disclosures and risk factors in these reports.  We refer to feet of “pay” in our discussions concerning the evaluation of our recently drilled wells. This refers to geological indications, typically obtained from well logging, of the estimated thickness of sands which we believe are capable of producing hydrocarbons in commercial quantities. These indications of “pay” may not necessarily forecast the amount of future production or reserve quantities from the well, which can be dependent upon numerous other factors.

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020

Revenues:
Oil	$78,140	$54,535	$84,650
NGLs	9,359	6,267	6,452
Natural gas	36,209	29,423	29,300
Other	1,939	4,523	3,726
Total revenues	125,647	94,748	124,128

Operating costs and expenses:
Lease operating expenses	42,357	43,332	54,775
Gathering, transportation costs and production taxes	6,315	5,313	6,365
Depreciation, depletion, amortization and accretion	26,637	26,547	39,126
General and administrative expenses	10,712	7,678	13,963
Derivative loss (gain)	24,578	11,529	(61,912)
Total costs and expenses	110,599	94,399	52,317
Operating income	15,048	349	71,811

Interest expense, net	15,034	15,402	17,110
Gain on debt transactions	-	-	(18,501)
Other expense, net	963	752	723
(Loss) income before income tax (benefit) expense	(949)	(15,805)	72,479
Income tax (benefit) expense	(203)	(6,858)	6,499
Net (loss) income	$(746)	$(8,947)	$65,980

Basic and diluted (loss) earnings per common share	$(0.01)	$(0.06)	$0.46

Weighted average common shares outstanding	142,151	141,721	141,546

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Operating Data
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Net sales volumes:
Oil (MBbls)	1,377	1,273	1,827
NGL (MBbls)	392	385	495
Oil and NGLs (MBbls)	1,769	1,658	2,322
Natural gas (MMcf)	10,799	11,174	15,307
Total oil and natural gas (MBoe) (1)	3,569	3,520	4,873

Average daily equivalent sales (MBoe/d)	39.7	38.3	53.6

Average realized sales prices:
Oil ($/Bbl)	$56.73	$42.84	$46.33
NGLs ($/Bbl)	23.88	16.30	13.03
Oil and NGLs ($/Bbl)	49.45	36.68	39.23
Natural gas ($/Mcf)	3.35	2.63	1.91
Barrel of oil equivalent ($/Boe)	34.66	25.63	24.71

Average costs and expenses per Boe ($/Boe):
Lease operating expenses	$11.87	$12.31	$11.24
Gathering, transportation costs and production taxes	1.77	1.51	1.31
Depreciation, depletion, amortization and accretion	7.46	7.54	8.03
General and administrative expenses	3.00	2.18	2.87

(1)	MBoe is determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding). The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly.

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31,	December 31,
	2021	2020

Assets
Current assets:
Cash and cash equivalents	$53,359	$43,726
Receivables:
Oil and natural gas sales	49,931	38,830
Joint interest, net	15,234	10,840
Total receivables	65,165	49,670
Prepaid expenses and other assets	15,350	13,832
Total current assets	133,874	107,228

Oil and natural gas properties and other, net - at cost	8,591,216	8,588,356
Less accumulated depreciation, depletion and amortization	7,922,247	7,901,478
Oil and natural gas properties and other, net	668,969	686,878
Restricted deposits for asset retirement obligations	29,699	29,675
Deferred income taxes	94,535	94,331
Other assets	22,613	22,470
Total assets	$949,690	$940,582

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$37,429	$41,304
Undistributed oil and natural gas proceeds	25,338	19,167
Advances from joint interest partners	6,285	7,308
Asset retirement obligations	26,402	17,188
Accrued liabilities	64,573	30,033
Total current liabilities	160,027	115,000

Long-term debt - carrying value	593,838	625,286
Asset retirement obligations, less current portion	372,495	375,516
Other liabilities	31,908	33,066
Shareholders’ deficit:
Common stock, $0.00001 par value; 200,000 shares authorized; 145,174 issued and 142,305 outstanding at March 31, 2021 and at December 31, 2020
	1	1
Additional paid-in capital	550,793	550,339
Retained deficit	(735,205)	(734,459)
Treasury stock, at cost; 2,869 shares for both dates presented	(24,167)	(24,167)
Total shareholders’ deficit	(208,578)	(208,286)
Total liabilities and shareholders’ deficit	$949,690	$940,582

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Operating activities:
Net (loss) income	$(746)	$(8,947)	$65,980
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	26,637	26,547	39,126
Amortization of debt items and other items	2,019	1,583	1,625
Share-based compensation	454	817	1,048
Derivative loss (gain)	24,578	11,529	(61,912)
Derivative cash (payments) receipts, net	(4,604)	3,168	4,404
Gain on debt transactions	-	-	(18,501)
Deferred income taxes	(203)	(6,880)	6,499
Changes in operating assets and liabilities:
Oil and natural gas receivables	(11,101)	(17,423)	21,954
Joint interest receivables	(4,394)	(479)	7,123
Prepaid expenses and other assets	(7,575)	1,612	11,011
Income taxes	-	22	-
Asset retirement obligation settlements	(962)	(551)	(249)
Cash advances from JV partners	(1,023)	(414)	13,006
Accounts payable, accrued liabilities and other	21,884	(16,813)	(6,790)
Net cash provided by (used in) operating activities	44,964	(6,229)	84,324

Investing activities:
Investment in oil and natural gas properties and equipment	(1,575)	(4,678)	(9,542)
Changes in operating assets and liabilities associated with investing activities	(1,758)	1,694	(24,033)
Acquisition of property interests	-	(2,463)	(2,002)
Purchases of furniture, fixtures and other	2	(460)	(70)
Net cash used in investing activities	(3,331)	(5,907)	(35,647)

Financing activities:
Repayments on credit facility	(32,000)	-	(25,000)
Purchase of Senior Second Lien Notes	-	-	(8,536)
Debt transactions costs and other	-	(670)	-
Net cash used in financing activities	(32,000)	(670)	(33,536)
Increase (decrease) in cash and cash equivalents	9,633	(12,806)	15,141
Cash and cash equivalents, beginning of period	43,726	56,532	32,433
Cash and cash equivalents, end of period	$53,359	$43,726	$47,574

W&T OFFSHORE, INC. AND SUBSIDIARIES
Financial Commodity Derivative Positions
As of May 4, 2021

Production Period	Instrument	Avg. Daily Volumes	Weighted Avg Swap Price	Weighted Avg Put Price	Weighted Avg Call Price
Crude Oil - WTI NYMEX:		(Bbls)	(per Bbl)	(per Bbl)	(per Bbl)
May 2021 - Dec 2021	Swaps	1,000	$41.00
May 2021 - Dec 2021	Swaps	1,000	$42.05
May 2021 - Dec 2021	Swaps	1,000	$42.18
May 2021 - Dec 2021	Swaps	1,000	$43.00
Jan 2022 - Feb 2022	Swaps	1,000	$42.75
Jan 2022 - Feb 2022	Swaps	1,000	$42.80
Jan 2022 - Feb 2022	Swaps	1,000	$43.40
Mar 2022 - May 2022	Swaps	1,000	$41.90
Mar 2022	Swaps	1,076	$42.75
Mar 2022 (1)	Swaps	448	$54.53
Apr 2022 (1)	Swaps	670	$54.53
Apr 2022	Swaps	1,055	$42.75
May 2022	Swaps	1,000	$42.75
May 2022 (1)	Swaps	552	$54.53
Jun 2022 (1)	Swaps	2,583	$54.53
Jul 2022 (1)	Swaps	2,422	$54.53
Aug 2022 (1)	Swaps	2,335	$54.53
Sep 2022 (1)	Swaps	2,319	$54.53
May 2021 - Dec 2021 (1)	Costless Collars	200		$40.00	$54.90
May 2021	Costless Collars	1,944		$35.00	$50.00
May 2021 (1)	Costless Collars	823		$45.00	$69.00
Jun 2021	Costless Collars	1,924		$35.00	$50.00
Jun 2021 (1)	Costless Collars	832		$45.00	$69.00
Jul 2021	Costless Collars	1,525		$35.00	$50.00
Jul 2021 (1)	Costless Collars	786		$45.00	$69.00
Aug 2021	Costless Collars	1,346		$35.00	$50.00
Aug 2021 (1)	Costless Collars	739		$45.00	$69.00
Sep 2021	Costless Collars	1,350		$35.00	$50.00
Sep 2021 (1)	Costless Collars	748		$45.00	$69.00
Oct 2021	Costless Collars	1,012		$35.00	$50.00
Oct 2021 (1)	Costless Collars	651		$45.00	$69.00
Nov 2021	Costless Collars	948		$35.00	$50.00
Nov 2021 (1)	Costless Collars	738		$45.00	$69.00
Dec 2021	Costless Collars	625		$35.00	$50.00
Dec 2021 (1)	Costless Collars	716		$45.00	$69.00
Jan 2022	Costless Collars	1,473		$35.00	$50.00
Jan 2022 (1)	Costless Collars	908		$45.00	$69.00
Feb 2022	Costless Collars	1,790		$35.00	$50.00
Feb 2022 (1)	Costless Collars	890		$45.00	$69.00
Mar 2022 - May 2022	Costless Collars	1,000		$35.00	$47.50
Mar 2022 - May 2022	Costless Collars	1,000		$35.00	$49.50
Mar 2022 (1)	Costless Collars	448		$45.00	$62.50
Apr 2022 (1)	Costless Collars	670		$45.00	$62.50
May 2022 (1)	Costless Collars	552		$45.00	$62.50
Jun 2022 (1)	Costless Collars	2,583		$45.00	$62.50
Jul 2022 (1)	Costless Collars	2,422		$45.00	$62.50
Aug 2022 (1)	Costless Collars	2,335		$45.00	$62.50
Sep 2022 (1)	Costless Collars	2,319		$45.00	$62.50

Production Period	Instrument	Avg. Daily Volumes	Weighted Avg Swap Price	Weighted Avg Put Price	Weighted Avg Call Price
Natural Gas - Henry Hub NYMEX:		(MMBTU)	(per MMBTU)	(per MMBTU)	(per MMBTU)
May 2021 - Dec 2022	Calls (long)	40,000			$3.00
May 2021 - Dec 2022	Costless Collars	40,000		$1.83	$3.00
May 2021 - Dec 2021	Costless Collars	20,000		$2.17	$3.00
May 2021 - Dec 2021	Swaps	10,000	$2.62
May 2021 - Dec 2021	Costless Collars	10,000		$2.20	$3.00
Jan 2022 - Feb 2022	Costless Collars	30,000		$2.20	$4.50
Mar 2022 - May 2022	Costless Collars	10,000		$2.25	$3.40
Jan 2022	Swaps	20,000	$2.79
Feb 2022	Swaps	30,000	$2.79
Mar 2022	Swaps	10,095	$2.69
Apr 2022	Swaps	11,571	$2.69
May 2022 (1)	Swaps	278	$2.44
May 2022	Swaps	10,000	$2.69
Jun 2022 (1)	Swaps	21,026	$2.44
Jul 2022 (1)	Swaps	17,733	$2.44
Aug 2022 (1)	Swaps	17,138	$2.44
Sep 2022 (1)	Swaps	18,473	$2.44

(1)	The Company entered into these derivative positions between January 1, 2021 and May 4, 2021.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in W&T’s financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Adjusted Net (Loss) Income”, “Adjusted EBITDA” and “Free Cash Flow”. Management uses these non-GAAP financial measures in its analysis of performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net (Loss) Income to Adjusted Net (Loss) Income

Adjusted Net (Loss) Income does not include the unrealized commodity derivative loss (gain), amortization of derivative premium, bad debt reserve, deferred tax benefit, gain on debt transactions, and litigation and other. Adjusted Net Income is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
	(In thousands, except per share amounts)
	(Unaudited)

Net (loss) income	$(746)	$(8,947)	$65,980
Unrealized commodity derivative loss (gain)	16,334	11,456	(52,520)
Amortization of derivative premium	456	1,483	4,349
Bad debt reserve	-	(1,063)	36
Deferred tax (benefit) expense	(203)	(6,880)	6,499
Gain on debt transactions	-	-	(18,501)
Litigation and other	40	(2,708)	-
Adjusted Net Income (Loss)	$15,881	$(6,659)	$5,843

Basic and diluted adjusted (loss) earnings per common share	$0.11	$(0.05)	$0.04

Weighted Average Shares Outstanding	142,151	141,721	141,546

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Adjusted EBITDA / Free Cash Flow Reconciliations

The Company also presents the non-GAAP financial measures Adjusted EBITDA and Free Cash Flow. The Company defines Adjusted EBITDA as net (loss) income plus income tax (benefit) expense, net interest expense, and depreciation, depletion, amortization and accretion, excluding the unrealized commodity derivative gain or loss, amortization of derivative premium, bad debt reserve, gain on debt transactions, and litigation and other. Company management believes this presentation is relevant and useful because it helps investors understand W&T’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Adjusted EBITDA, as W&T calculates it, may not be comparable to Adjusted EBITDA measures reported by other companies. In addition, Adjusted EBITDA does not represent funds available for discretionary use.

The Company defines Free Cash Flow as Adjusted EBITDA (defined above), less capital expenditures, plugging and abandonment costs and interest expense (all on an accrual basis). For this purpose, the Company’s definition of capital expenditures includes  costs incurred related to oil and natural gas properties (such as drilling and infrastructure costs and the lease maintenance costs) and equipment, furniture and fixtures, but excludes acquisition costs of oil and gas properties from third parties that are not included in the Company’s capital expenditures guidance provided to investors. Company management believes that Free Cash Flow is an important financial performance measure for use in evaluating the performance and efficiency of its current operating activities after the impact of accrued capital expenditures, plugging and abandonment costs and interest expense and without being impacted by items such as changes associated with working capital, which can vary substantially from one period to another. There is no commonly accepted definition Free Cash Flow within the industry. Accordingly, Free Cash Flow, as defined and calculated by the Company, may not be comparable to Free Cash Flow or other similarly named non-GAAP measures reported by other companies. While the Company includes interest expense in the calculation of Free Cash Flow, other mandatory debt service requirements of future payments of principal at maturity (if such debt is not refinanced) are excluded from the calculation of Free Cash Flow. These and other non-discretionary expenditures that are not deducted from Free Cash Flow would reduce cash available for other uses.

The following tables present (i) a reconciliation of cash flow from operating activities, a GAAP measure, to Free Cash Flow, as defined by the Company and (ii) a reconciliation of the Company’s net (loss) income, a GAAP measure, to Adjusted EBITDA and Free Cash Flow, as such terms are defined by the Company.

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
	(In thousands)
	(Unaudited)

Net (loss) income	$(746)	$(8,947)	$65,980
Interest expense, net	15,034	15,402	17,110
Income tax benefit	(203)	(6,858)	6,499
Depreciation, depletion, amortization and accretion	26,637	26,547	39,126
Unrealized commodity derivative loss (gain)	16,334	11,456	(52,520)
Amortization of derivative premium	456	1,483	4,349
Bad debt reserve	-	(1,063)	36
Gain on debt transactions	-	-	(18,501)
Litigation and other	40	(2,708)	-
Adjusted EBITDA	$57,552	$35,312	$62,079

Investment in oil and natural gas properties and equipment	(1,575)	(4,678)	(9,542)
Purchases of furniture, fixtures and other	2	(460)	(70)
Asset retirement obligation settlements	(962)	(551)	(249)
Interest expense, net	(15,034)	(15,402)	(17,110)
Free Cash Flow	$39,983	$14,221	$35,108

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
	(In thousands)
	(Unaudited)

Net cash provided by (used in) operating activities	$44,964	$(6,229)	$84,324
Bad debt reserve	-	(1,063)	36
Litigation and other	40	(2,708)	-
Amortization of debt items and other items	(2,019)	(1,583)	(1,625)
Share-based compensation	(454)	(817)	(1,048)
Current tax benefit (expense) (1)	-	22	-
Changes in derivatives receivable (payable) (1)	(3,184)	(1,758)	9,337
Changes in operating assets and liabilities, excluding asset retirement obligation settlements	2,209	33,495	(46,304)
Investment in oil and natural gas properties and equipment	(1,575)	(4,678)	(9,542)
Purchases of furniture, fixtures and other	2	(460)	(70)

Free Cash Flow	$39,983	$14,221	$35,108

(1) A reconciliation of the adjustment used to calculate Free Cash Flow to the Condensed Consolidated Financial Statements is included below:

Current tax benefit:
Income tax (benefit) expense	$(203)	$(6,858)	$6,499
Less: Deferred income taxes	(203)	(6,880)	6,499
Current tax benefit (expense)	$-	$22	$-

Changes in derivatives receivable:
Derivatives receivable (payable), end of period	$(3,465)	$(281)	$9,682
Derivatives receivable (payable), beginning of period	281	(1,477)	(345)
Change in derivatives receivable (payable)	$(3,184)	$(1,758)	$9,337

CONTACT:	Al Petrie	Janet Yang
	Investor Relations Coordinator	EVP & CFO
	apetrie@wtoffshore.com	investorrelations@wtoffshore.com
	713-297-8024	713-624-7326